                                                                   EXHIBIT 10.26

                                    ANNEX B
                                    -------

                      GOLDMAN SACHS CREDIT PARTNERS L.P.

                                  OPTEL, INC.

         SUMMARY OF TERMS AND CONDITIONS OF SENIOR SECURED FACILITIES



BORROWER:                A subsidiary or subsidiaries of OpTel, Inc. (each
--------
                         individually and collectively, the "BORROWER").


GUARANTORS:              OpTel, Inc. (the "COMPANY") and each of the Company's
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                         present and future subsidiaries other than the Borrower
                         (the "GUARANTORS") shall guaranty (the "GUARANTEES") all obligations of the Borrower under the Facilities
                         (as defined below).


PURPOSE/USE OF           To finance capital expenditures and permitted
--------------
PROCEEDS:                acquisitions, to provide working capital and for other
--------
                         general corporate purposes (including the payment of interest expense and "key money" amounts for new or renewed service contracts) of the Borrower and any other subsidiaries of the Company which are Guarantors.


SOLE ARRANGING,
---------------
SYNDICATION, AND
----------------
DOCUMENTATION
-------------
AGENT:                   Goldman Sachs Credit Partners L.P. ("GSCP").
-----


ADMINISTRATIVE           A Lender to be identified by GSCP and reasonably
--------------
AGENT:                   acceptable to the Company.
-----


LENDERS:                 GSCP and/or other financial institutions selected by
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                         GSCP in consultation with the Company.


AMOUNT AND               Up to $150 million senior secured credit facilities
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AVAILABILITY OF SENIOR   (the "FACILITIES") to include:
----------------------
FACILITIES:
----------



                                   Annex B-1

                              (i)  a senior term loan (the "TERM FACILITY"); and

                              (ii) a senior revolving credit facility (the
                                   "REVOLVING FACILITY").

                         The respective amounts of the Term Facility and the Revolving Facility shall be determined by GSCP in its discretion; provided that unless otherwise agreed to by
                                     --------
                         GSCP not less than $125 million of the Facilities shall be funded on the Closing Date. Amounts borrowed and repaid under the Term Facility may not be reborrowed. Amounts borrowed and repaid under the Revolving Facility may be reborrowed until November 30, 2000 (the "CONVERSION DATE"), at which time the Revolving Facility shall convert from a revolving facility into a term facility (the "CONVERTED TERM FACILITY") which shall amortize as described below. Amounts repaid on the Converted Term Facility may not be reborrowed.


MATURITY:                May 31, 2004 (6 1/2 years).
--------


CLOSING DATE:            The date on or before December 15, 1997, on which the
------------
                         definitive loan documents for the Facilities are executed and delivered.


AMORTIZATION:            Amortization equal to (i) 10% of the Term Facility and
------------
                         Converted Term Facility during the 12-month period ended November 30, 2001, (ii) 15% of the Term Facility and the Converted Term Facility during the 12-month period ended November 30, 2002, (iii) 20% of the Term
                         Facility and the Converted Term Facility during the 12-month period ended November 30, 2003, and (iv) 55% of the Term Facility and the Converted Term Facility during the 6-month period ended May 31, 2004. The amortization payments due during each of the 12-month periods referenced in clauses (i), (ii), and (iii) shall be made in equal quarterly installments. The amortization payment referenced in clause (iv) shall be payable in two quarterly installments of 6.25% and 48.75%, respectively. All unpaid principal and accrued interest thereon shall be due and payable in full on the maturity date.

                                   Annex B-2

LETTERS OF CREDIT:       At the Borrower's option, prior to the Conversion Date,
-----------------
                         a portion of the Revolving Facility not to exceed $10 million shall be available for issuance of Letters of Credit ("LETTERS OF CREDIT").


INTEREST RATE:           All amounts outstanding under the Facilities shall bear
-------------
                         interest, at the Borrower's option, as follows:


                              (i)  at the Base Rate plus 2.50% per annum; or

                              (ii) at the reserve adjusted Eurodollar Rate plus
                                   3.50% per annum.

                         As used herein, the terms "Base Rate" and "reserve adjusted Eurodollar Rate" shall have meanings customary and appropriate for financing of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate shall be customary and appropriate for financing of this type. Interest on outstanding amounts following an event of default shall accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional two percentage points (2.00%) per annum and shall be payable on demand.

                         The Borrower shall be eligible for a 0.25% reduction in the applicable interest rates 18 months after the Closing Date based on a performance test to be agreed upon.


INTEREST RATE            Within 90 days for the Closing Date, the Borrower will
-------------
PROTECTION:              obtain interest rate protection through interest rate
----------
                         swaps, caps or other agreements satisfactory to the Arranging Agent and the Administrative Agent against increases in the interest rates with respect to a nominal amount equal to not less than 50% of the amounts outstanding under the Facilities from time to time and will use its best efforts to obtain such protection for a period of not less than three years but in any event for a period of not less than two years.


INTEREST PAYMENTS:       Quarterly for loans bearing interest with reference to
-----------------
                         the Base Rate; on the last day of selected interest periods (which shall be one, two, three and six months) for loans bearing interest with

                                   Annex B-3
                         reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year.


LETTERS OF CREDIT        A fee equal to the applicable Eurodollar Rate margin on
-----------------
FEES:                    the Facilities from time to time per annum on the
----
                         maximum amount which may be drawn thereunder shall be payable quarterly with respect to each Letter of Credit. A fronting fee of 0.25% of the maximum amount which may be drawn under each Letter of Credit shall be payable to the issuer of the Letter of Credit. In addition, certain customary fees assessed by the issuing lender shall be payable.


COMMITMENT FEES:         Commitment fees equal to 0.50% per annum times the
---------------
                         daily average unused portion of the Revolving Facility
                         (reduced, if applicable, by the amount of letters of credit issued and outstanding) shall accrue from the Closing Date through the Conversion Date and shall be payable quarterly in arrears on the unused portion of the Revolving Facility.


VOLUNTARY                Amounts outstanding under the Facilities may be prepaid
---------
PREPAYMENTS AND          without premium or penalty (except for the prepayment
---------------
COMMITMENT               fees set forth below) at any time prior to maturity at
----------
REDUCTIONS:              the election of the Borrower; provided that loans
----------                                             --------
                         bearing interest with reference to the reserve adjusted
                         Eurodollar Rate shall be prepayable only on the last day of the related interest period unless the Borrower pays any applicable breakage costs. Any undrawn commitments under the Facilities may be cancelled or reduced subject to satisfaction of customary notice and minimum amount requirements. Voluntary prepayments shall be applied between the Term Facility and Revolving Facility or Converted Term Facility, as applicable, as directed by the Borrower and to scheduled amortization payments on a pro rata basis.


MANDATORY                The Borrower shall make the following mandatory
---------
PREPAYMENTS:             prepayments and reductions of the Facilities (subject
-----------
                         to certain basket amounts to be negotiated in the definitive loan documents):


                         1.   Asset Sales - prepayments in the amount of 100% of
                              -----------
                              the net after tax cash proceeds of the sale or other disposi-

                                   Annex B-4
                              tion of any property or assets of the Company or its subsidiaries, other than net cash proceeds of sales or other dispositions in the ordinary course of business and subject to a carve out for certain amounts expected to be reinvested in equipment or other productive assets within 180 days, payable no later than the first business day following the date of receipt;

                         2.   Excess Cash Flow - beginning in fiscal year 2000,
                              ----------------
                              prepayments in an amount equal to 75% of excess cash flow (to be defined as EBITDA less cash interest expense, cash tax payments, cash capital expenditures and principal repayments on the Facilities and other indebtedness if the commitments thereunder are correspondingly reduced) for each fiscal year, payable within 100 days of the fiscal year-end;

                         3.   Insurance/Condemnation Proceeds - prepayments in
                              -------------------------------
                              the amount of all net cash proceeds received from insurance or condemnation awards, payable no later than the first business day following the date of receipt unless no event of default has occurred and is continuing and such proceeds are expected to be used to repair, restore or replace the assets in respect of which such proceeds were received or are otherwise reinvested in equipment or other productive telecommunication assets within 180 days of receipt thereof; and

                         4.   Pension Plan Reversions - prepayments in the
                              -----------------------
                              amount of all proceeds received from any pension plan reversion, payable upon receipt, subject to a basket of $500,000.

                         All such prepayments shall be applied without penalty or premium (except for breakage costs, if any) to prepay amounts outstanding under the Facilities. Mandatory prepayments shall be applied pro rata between amounts outstanding under the Term Facility and the Revolving Facility or Converted Term Facility, as applicable, and to the extent applied to the Revolving Facility, to correspondingly reduce the commitments under the Revolving Facility. Mandatory prepayments shall be applied to scheduled amortization payments in inverse order of maturity.

                                   Annex B-5

PREPAYMENT FEES:         If any outstanding loans under the Term Facility are
---------------
                         prepaid on or prior to the first anniversary of the Closing Date, the Borrower shall pay a prepayment fee equal to 1% of the amount of such prepayment.


SECURITY:                The Facilities and each Guarantee shall be secured by
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                         first priority security interests in all assets,
                         including without limitation, all personal, real and mixed property of the Borrower and the Guarantors. In addition, the Facilities shall be secured by a first priority security interest in 100% of the stock of each subsidiary of the Company and all intercompany debt.
                         The Lenders shall receive a negative pledge against any liens or other encumbrances on any of the stock of the Company owned by Caisses des Depots and Groupe
                         Videotron Ltee ("VIDEOTRON") and the Convertible Notes
                         (as defined below) owned by Videotron. All security arrangements shall be in form and substance satisfactory to the Arranging Agent and the Administrative Agent.


REPRESENTATIONS AND      Customary and appropriate including, without
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WARRANTIES:              limitation, due organization and authorization,
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                         execution, delivery and enforceability of the loan
                         documents, financial condition, no material adverse change, title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, environmental and ERISA matters, consents and approvals and full disclosure.


COVENANTS:               Customary and appropriate affirmative and negative
---------
                         covenants to be negotiated in good faith, including, without limitation, the following financial covenants:

                         1.   Cash Capital Expenditures. Total cash capital
                              -------------------------
                              expenditures (capital expenditures, capitalized interest and costs of acquisition of licenses) of the Company and its subsidiaries shall be limited in each year to amounts to be determined (subject to carryforwards of a portion to be agreed upon of any unutilized amount to the next fiscal year).

                         2.   Financial and Operating Covenants.
                              ---------------------------------

                              (1)  Minimum EBITDA;

                                   Annex B-6

                              (2)  Minimum net cable revenue (gross cable
                                   revenue less programming fees);

                              (3) Minimum fixed charge coverage (defined as the ratio, as of any date of determination, of
                                   (i) the sum of the trailing EBITDA for the six months ended on such date, availability under the Facilities, cash balances in excess of a to be determined amount and the estimated net proceeds to be received from the issuance of subordinated debt or equity over the next succeeding six months to (ii) the sum of net cash interest expense, principal repayments on debt, cash capital expenditures, cash taxes and increases in working capital, in each case for the six-month period ended on such date);

                              (4) Prior to fiscal year end 2000, maximum senior bank debt to adjusted subscribers (the sum of retail equivalent (to be defined) cable subscribers and telephony subscribers);

                              (5) After fiscal year end 2000, maximum senior bank debt to EBITDA;

                              (6) Minimum cable subscriber penetration (to be calculated either on the basis of total penetration or retail penetration to be determined);

                              (7)  Minimum telephony subscribers; and

                              (8) Minimum average life of remaining contracts exceeding remaining life of the Facilities.

                         3.   Indebtedness Covenant. Company and its
                              ---------------------
                              subsidiaries will not be permitted to incur or remain liable with respect to any additional indebtedness, except the Company may incur or remain liable with respect to (i) the 13% Senior Notes due 2005 (the "SENIOR NOTES"), (ii) the 15% convertible notes issued to Videotron (the "CONVERTIBLE NOTES"), (iii) additional notes or other unsecured borrowings of the Company in an aggregate amount up to $150 million (plus an additional amount equal to any proceeds thereof put in escrow to make interest payments on such notes) with terms no less

                                   Annex B-7
                              favorable to the Company than the Senior Notes (including without limitation no interest payments for the first three years after the date of issuance except out of escrowed proceeds of such notes) and with no mandatory payments due until the date which is 18 months after the maturity of the Facilities; (iv) indebtedness existing on the Closing Date of approximately $8.2 million; (v) indebtedness with respect to earn-out payments not to exceed $10 million; (vi) indebtedness with respect to purchase money or capital lease obligations, the proceeds of which are used within 90 days to acquire equipment in the ordinary course of business, provided that (a) at least 75%
                                                  --------
                              of the purchase price of such equipment is provided by the proceeds of such indebtedness, (b) such indebtedness is secured only by the equipment purchased with the proceeds thereof and (c) the aggregate amount of such indebtedness does not exceed $15 million; and (vii) indebtedness approved by Requisite Lenders.


                         Other covenants will include, without limitation, maximum contract cancellations or loss of exclusivity (subject to the right of the Company to negotiate the termination of contracts which it in good faith believes are not profitable for reasons which may include low penetration), a negative pledge and limitations on liens, investments, guarantees, restricted junior payments (dividends, redemptions and payments on subordinated debt), mergers and acquisitions (other than Permitted Acquisitions as defined below), sales of assets, leases (no more than $10 million in annual rental payments), conduct of business (including limiting the activities of the Company to those of a holding company), transactions with affiliates, including in each case exceptions and baskets to be mutually agreed upon in good faith. Such covenants will be subject to review by the Company's and the Arranging Agent's counsel to ensure that there are no contraventions of the terms of the Senior Notes. The Company and its Subsidiaries shall be permitted to make acquisitions ("PERMITTED ACQUISITIONS") subject to the following conditions:

                              (i) the person or business acquired shall be in the same line of business as the Company;

                                   Annex B-8

                              (ii) after giving effect to the acquisition, the Company shall be in pro forma compliance with all covenants;

                              (iii) any person acquired shall be required to
                                    become a Guarantor and all of the security interests required under the heading "Security" shall be granted to secure such Guaranty and the Facilities (including a pledge of the stock of such person); and

                              (iv) the aggregate consideration paid in any single acquisition shall not exceed $10 million and the aggregate consideration paid for all such acquisitions shall not exceed $25 million without Requisite Lenders' consent, provided that if Requisite Lenders
                                             --------
                                    consent to an acquisition after the
                                    consummation of such acquisition, the
                                    consideration paid in such acquisition shall not be taken into account for purposes of determining compliance with the $10 million and $25 million limitations set forth in this clause (iv).


EVENTS OF DEFAULT:       Customary and appropriate including, without
-----------------
                         limitation, failure to make payments when due, defaults under other agreements or instruments of indebtedness
                         (including the Senior Notes), noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA, impairment of security interests in collateral, and invalidity of guarantees and "changes in control"
                         (to be defined as Videotron ceasing to own at least 51% of the voting stock and economic interests in the Company or Videotron selling any of its shares of common stock of the Company or Convertible Notes unless such sales have been approved by Requisite Lenders).


CONDITIONS PRECEDENT     1.   Satisfactory Documentation. The definitive
--------------------          --------------------------
TO CLOSING:                   documents evidencing the Facilities shall be
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                              prepared by counsel to the Arranging Agent and
                              shall be in form and substance reasonably satisfactory to the Arranging Agent,
                              Administrative Agent, the Lenders and the Company.

                                   Annex B-9

                         2.   Discharge of Existing Debt. Concurrently with the
                              --------------------------
                              closing of the Facilities, all existing
                              indebtedness of the Company (other than the Senior Notes, the Convertible Notes and certain indebtedness existing on the Closing Date of approximately $8.2 million) and all indebtedness of its subsidiaries shall have been repaid in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Arranging Agent.

                         3.   Organizational Documents and Material Agreements.
                              ------------------------------------------------
                              The organizational documents of the Company and its subsidiaries, employment contracts of key employees and executives, management agreements, agreements with affiliates, and all other material contracts (including without limitation ROE contracts), licenses, permits, franchises, insurance policies and other intangible rights shall be reasonably satisfactory to the Arranging Agent. Arranging Agent shall be satisfied that the amount of the Facilities is permitted to be incurred under the Indenture governing the Senior Notes and shall be satisfied with the terms of the Convertible Notes (including without limitation, the maturity date and subordination terms).

                         4.   Security. The Administrative Agent, for the
                              --------
                              benefit of the Lenders, shall have been granted perfected first priority security interests in all assets to the extent described above under the heading "Security" in form and substance reasonably satisfactory to the Arranging Agent and the Administrative Agent. In addition, credit support and security arrangements with respect to Transmissions Holding, Inc. shall have been agreed upon and shall be reasonably satisfactory to Arranging Agent and Administrative Agent.

                         5.   Environmental Matters. The Lenders shall have
                              ---------------------
                              received information in form, scope and substance reasonably satisfactory to the Arranging Agent, Administrative Agent and the Lenders concerning any environmental liabilities.

                         6.   Appraisals and Title Insurance. The Administrative
                              ------------------------------
                              Agent shall have received appraisals and ALTA title

                                   Annex B-10
                              insurance policies insuring the interest of the Lenders with respect to all real property securing the Facilities, in form and substance satisfactory to the Arranging Agent and the Administrative Agent.

                         7.   No Material Adverse Change. Since the date of the
                              --------------------------
                              most recent audited financial statements, there shall not have been any adverse change, or any development involving a prospective adverse change, in or affecting the general affairs, management, financial position, shareholders' equity or results of operations of the Company and its subsidiaries, which the Arranging Agent and the Administrative Agent, in their reasonable judgment, deem material.

                         8.   Financial Statements. The Lenders shall have
                              --------------------
                              received the audited consolidated financial statements for the Company and its subsidiaries for the period ended on the date of the most recent audited financials and the unaudited consolidated financial statements for all quarters ended subsequent to the date of the audited financials and prior to the Closing Date and for the most recently ended monthly period prior to the Closing Date.

                         9.   Consents and Approvals. All necessary governmental
                              ----------------------
                              and third party approvals in connection with the Facilities, the transactions contemplated by the Facilities, and otherwise referred to herein shall have been obtained and remain in effect.

                         10.  Payments of Amounts Due. All costs, fees, expenses
                              -----------------------
                              (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated hereby to the extent due.

                         11.  Customary Closing Documents. All documents
                              ---------------------------
                              required to be delivered under the definitive financing documents, including customary legal opinions, corporate records and documents from public officials and officers' certificates, shall have been delivered.


CONDITIONS TO ALL        The conditions to all borrowings will include
-----------------
BORROWINGS:              requirements relating to prior written notice of
----------
                         borrowing, the accuracy of

                                   Annex B-11
                         representations and warranties, and the absence of any default or any event which upon notice and lapse of time would become an event of default, and will otherwise be customary and appropriate for financing of this type.


ASSIGNMENTS AND          The Lenders may assign all or, in an amount of not less
---------------
PARTICIPATIONS:          than $5 million, any part of their share of the
--------------
                         Facilities to affiliates or one or more banks,
                         financial institutions or other entities that are
                         eligible assignees (to be described in the loan
                         documents but to specifically exclude competitors of
                         the Company) which, in the case of assignments made by
                         Lenders other than GSCP, are acceptable to the
                         Administrative Agent and are subject to reasonable
                         consultation with the Borrower, such consent not to be
                         unreasonably withheld, and upon such assignment, such
                         affiliate, bank, financial institution or entity shall
                         become a Lender for all purposes of the loan
                         documentation; provided that assignments made to
                                        --------
                         affiliates and other Lenders shall not be subject to the $5 million minimum assignment requirement. The
                         Lenders will have the right to sell participations, subject to customary limitations on voting rights, in their share of the Facilities.


REQUISITE LENDERS:       Requisite Lenders shall mean Lenders holding in the
-----------------
                         aggregate more than 50% of the commitments and loans
                         outstanding under the Facilities; provided that certain
                                                           --------
                         customary matters specified in the Loan Documents may require the approval of 100% of the Lenders.


TAXES AND FUNDING        All payments are to be made free and clear of any taxes
-----------------
PROTECTION:              (other than franchise taxes and taxes on overall net
----------
                         income), imposts, assessments, withholdings or other deductions whatsoever. Foreign Lenders shall furnish to Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.


                         The Company will provide customary funding protection and indemnities for breakage costs, compensation for increase costs and compliance with capital adequacy and other regulatory restrictions.

                                   Annex B-12

INDEMNITY:               In the event that GSCP, the Administrative Agent or any
---------
                         of the Lenders becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders of the Borrower or its subsidiaries, in connection with or as a result of either this arrangement or any matter referred to herein, the Borrower periodically will reimburse GSCP, the Administrative Agent or such Lender for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Borrower also will indemnify and hold GSCP, the Administrative Agent and such Lender harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to herein, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of GSCP, the Administrative Agent or such Lender in performing the services that are the subject hereof;
                         provided, however, that if it is found in any such action, proceeding or investigation that any loss, claim, damage or liability of GSCP, the Administrative
                         Agent or such Lender has resulted from the gross negligence or bad faith of GSCP, the Administrative
                         Agent or such Lender in performing the services that are the subject hereof, GSCP, the Administrative Agent or such Lender, as applicable, shall repay such portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of GSCP, the Administrative Agent or such Lender which is the subject of such finding. If for any reason the foregoing indemnification is unavailable to GSCP, the Administrative Agent or such Lender or insufficient to hold it harmless, then the Borrower shall contribute to the amount paid or payable by GSCP, the Administrative
                         Agent or such Lender as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Borrower and its stockholders on the one hand and GSCP, the Administrative Agent or such Lender on the other hand in the matters contemplated hereby as well as the relative fault of the Borrower and GSCP, the Administrative Agent or such Lender with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrower under this paragraph shall be in addition to any liability which the Borrower may otherwise have, shall extend upon the same terms and conditions to any affiliate of GSCP, the Administrative Agent or such Lender and the partners, directors, agents, employees and controlling

                                   Annex B-13
                         persons (if any), as the case may be, of GSCP, the Administrative Agent and such Lender and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, GSCP, the Administrative Agent and such Lender, any such affiliate and any such person. The Borrower also agrees that neither GSCP, the Administrative Agent or such Lender nor any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Borrower, any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to herein except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower result from the gross negligence or bad faith of GSCP, the Administrative Agent or such Lender in performing the services that are the subject hereof.


GOVERNING LAW AND        The Borrower and Guarantors will submit to the non-
-----------------
JURISDICTION:            exclusive jurisdiction and venue of the federal and
------------
                         state courts of the State of New York and shall waive any right to trial by jury. New York law shall govern the Loan Documents.


The foregoing is intended to summarize certain basic terms of the Facilities. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Facilities.

                                   Annex B-14